Exhibit 99.1

PRESS RELEASE
First Half 2011 Results

•            Robust triple-play growth and B2B drove 5% top line growth in H1 2011;

•            Adjusted EBITDA up 7% yoy, underlying margin nearly reaching 53% in H1 2011;

•            Full year 2011 outlook adjusted to reflect football rights and spectrum acquisition.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, July 28, 2011 — Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) for the six months ended June 30, 2011.

HIGHLIGHTS

•             Revenue of €669.9 million, up 5% yoy, driven by triple-play and business services growth notwithstanding the impact from the reporting change on certain premium voice and SMS content services;

•             Adjusted EBITDA(1) up 7% yoy to €354.1 million, underlying margin expanded by 130bps to 52.9% despite investments in growth and mobile, driven by cost efficiencies and customer bundling;

•             Net profit of €58.5 million, up 168% yoy, including non-cash gain on our derivatives of €20.4 million;

•             Accrued capital expenditures(2) up 18% yoy to €127.1 million, reflecting higher success-based capital expenditures, including expenditures on broadband internet migrations to Fibernet, and network upgrades;

•             Free Cash Flow(3) of €139.7 million, representing 21% of revenue, with lower Free Cash Flow in Q2 2011 because of higher cash capital expenditures and certain semi-annual cash interest payments;

•             Increased intake of triple-play subscribers, representing 34% of our overall customer base at June 30, 2011;

•             Uptake of high-end products remained solid with Fibernet high-speed products representing a significant proportion of gross sales in Q2 2011;

•             Full year 2011 outlook adjusted to reflect the acquisition of the exclusive broadcasting rights for the top fixtures of the Belgian football championship and the acquisition of valuable mobile spectrum.

As of and for the six months ended	June 2011	June 2010	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	669.9	638.6	5%
Operating Profit	180.4	170.8	6%
Net Profit	58.5	21.8	168%

Basic Earnings Per Share	0.52	0.19	174%
Diluted Earnings Per Share	0.51	0.19	168%

Adjusted EBITDA (1)	354.1	329.6	7%
Adjusted EBITDA margin %	52.9%	51.6%

Accrued Capital Expenditures (2)	127.1	107.9	18%
Accrued Capital Expenditures as % of revenue	19%	17%

Free Cash Flow (3)	139.7	131.4	6%

OPERATIONAL HIGHLIGHTS (Serviced premises)

Total Cable TV	2,233,900	2,303,000	-3%
Analog Cable TV	914,900	1,185,500	-23%
Digital Cable TV (Telenet Digital TV + INDI)	1,319,000	1,117,500	18%
Broadband internet	1,263,700	1,174,100	8%
Fixed telephony	847,300	779,800	9%
Mobile telephony	221,300	169,500	31%

Triple-play customers	751,500	688,600	9%
Services per customer relationship (4)	1.94	1.85	5%
ARPU per customer relationship (€ / month) (4) (5)	41.0	38.0	8%

(1)     EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestures.  Operating charges or credits related to acquisitions or divestures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable IFRS measure. A reconciliation of this measure to the most directly comparable IFRS measure is disclosed in Exhibit 1 on page 12.

(2)     Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated balance sheet on an accrued basis.

(3)     Free Cash Flow is defined as net cash provided by the operating activities of Telenet’s continuing operations less capital expenditures of its continuing operations, each as reported in the Company’s consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable IFRS measure.

(4)     Customer relationships are equal to the sum of analog and digital basic cable TV subscribers on the Combined Network, including the network covered by the long-term lease with the pure intermunicipalities.

(5)     Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

Conference call — Telenet will host a conference call for institutional investors and analysts on July 29, 2011, at 4.00pm CET.

For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts

Investor Relations & Corporate Communication:	Vincent Bruyneel — vincent.bruyneel@staff.telenet.be — Phone: +32 15 335 696
Investor Relations:	Rob Goyens — rob.goyens@staff.telenet.be — Phone: +32 15 333 054
Press & Media Relations:	Stefan Coenjaerts — stefan.coenjaerts@staff.telenet.be — Phone: +32 15 335 006

About Telenet — Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet Solutions. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information — Additional information on Telenet and its products can be obtained from our website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. Our Consolidated Annual Report 2010 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results of the first half of 2011 have been made available from the investor relations pages of our website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 — Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations;  potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations, our ability to make value-accretive investments, and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information — The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2010 and the condensed consolidated interim financial statements for the six months ended June 30, 2011 have been prepared in accordance with International Financial Reporting Standards, as adopted by the EU (EU GAAP) unless otherwise stated and have been made available on our website.

Non-GAAP measures —Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G.  For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

This document has been released on July 28, 2011 at 5.45pm CET

Commenting on the results, Duco Sickinghe, Telenet’s Chief Executive Officer, stated:

“The second quarter has been very eventful for Telenet. These three months were characterized by a couple of significant strategic directions that will allow us to grow the company even further, both in the mid- and long-term future. We are very pleased with the potential the fourth mobile license will offer and the new excitement in the market following the acquisition of the Belgian top football matches.

Looking back at our first half year operations, we continued to grow our customer base for all our key products, including broadband internet, fixed and mobile telephony and digital TV. While the second quarter is traditionally the weakest quarter for growth in our business, we saw our product mix leaning more towards the high-end, with strong uptake of our high-speed Fibernet products. A substantial proportion of the broadband products sold in Q2 were Fibernet subscriptions that offer download speeds of 50 Mbps and more, further improving our prominent speed leadership position versus competition.

Most importantly, we added more triple-play customers compared to the previous quarter and to last year’s second quarter. As a result, the share of triple-play customers expanded to 34%, which at the same time implies ample headroom to convert the remaining 39% of customers taking only one product from us. Fueled by the positive product tier mix, the ARPU per unique subscriber increased to €41.5 in Q2 2011, up almost one euro compared to Q1 2011. Our performance in the professional segment yielded solid double-digit growth rates thanks to a continued strong uptake of our Corporate Fibernet products and the increasing demand for integrated connectivity solutions.

The ongoing demand for Telenet’s high-quality services, combined with an unparalleled customer-centric approach, provided for a solid and sustainable trend in our financial results. For the first half of 2011, our revenue grew by 5% to €670 million (Q2: €338 million, up 5%), despite being negatively impacted by the way we recognize certain revenues (as discussed on page 5). Our Adjusted EBITDA grew by 7% to €354 million for the first half year and by 8% to €180 million in Q2 alone. We continued to improve our Adjusted EBITDA margin to 52.9% in H1 2011 from 51.6% in H1 2010. In Q2 2011, our Adjusted EBITDA margin reached 53.2%, up 140 basis points year-on-year. Accrued capital expenditures were €127 million for the first half year, or 19% of revenue and €70 million for Q2. Thanks to our growing profitability, our Free Cash Flow improved by 6% to €140 million in H1 2011, but Q2 reflected higher cash capital expenditures and higher interest expenses following semi-annual interest payments on certain debt instruments.

We are delighted with the win of the Belgian football contract for the next three seasons. Customers of Telenet Digital TV will have the great opportunity again to watch the best Belgian and international football matches exclusively on Sporting Telenet, our new sports channels brand. In early July, we announced our new commercial sports offering and are very happy with the demand so far. We have adjusted our full year outlook accordingly.

Last month, we made an important step to secure our mobile future by submitting a formal bid for the fourth 3G- mobile license. As we believe strongly in the future opportunity of mobile data, combined with a high-speed wireless broadband connection at home or in public places, we are committed to grow our mobile business even stronger in the mid-term future. At the same time, owning frequency spectrum acts as an insurance policy against future capacity constraints on existing mobile networks and guarantees attractive access conditions for Telenet in the future. We will now look at all available options to operate our frequencies at maximum capital efficiency, leveraging as much as possible on existing infrastructure assets and seeking a more intense collaboration with the existing Belgian mobile network operators through mutual value-accretive partnerships.

Mid-July, the Belgian regulators disclosed their final decision to regulate the cable networks in Belgium. We strongly believe that the proposed remedies will not create any benefit for the customer but rather the contrary. The current TV broadcast market already reflects a very dynamic and competitive environment, has one of the lowest prices in Europe and provides for strong infrastructure-based competition. The European Commission already expressed serious concerns about the proposed regulation and asked the Belgian regulators to do their utmost to take their recommendations into account. Remarkably, almost none of the

EC’s recommendations have been reflected in the final decision. Therefore, we will appeal the decision in front of the Brussels’ Court of Appeals. We are in favor of regulation to stimulate service offering and innovation, but cannot accept that other players can take free credit for the heavy investments we have done in our network infrastructure. We believe we have very strong arguments, supported by the recommendations from the EC and the OPTA decision in the Netherlands, where a similar competitive landscape exists.

The acquisition of the exclusive broadcasting rights for the top end of the Belgian football league and our bid for the valuable mobile spectrum together with our Walloon cable partner Tecteo, have laid the foundations for further growth this year and in the years to come. For the full year 2011, we are pleased to increase our revenue growth outlook to “between 5.5% and 6.0%” (from “around 5.5%”). We expect our Adjusted EBITDA margin to remain “above last year’s level”, even after considering additional football-related operating and marketing costs and potential costs in relationship to the set-up of a wholesale reference offer following the CRC’s decision to regulate certain services over cable networks in Belgium. Excluding projected one-off accrued capital expenditures related to the football rights and the mobile spectrum, we still anticipate our total accrued expenditures to account for “around 21% of revenue” for the full year 2011. Finally, the forecasted cash payments related to the football rights will result in a projected Free Cash Flow of “at least €240.0 million” (from “at least €250.0 million” previously). We remain confident that our strong underlying business growth and improved cash flow flexibility following the refinancing operations of the past nine months will translate into healthy future shareholder returns.”

1                                         Operational highlights

IMPORTANT REPORTING CHANGE

Billing of premium voice and SMS content services: As of January 1, 2011, Telenet adjusted its financial collecting model for certain premium voice and SMS content services following a change in the Belgian legislation. This legislation states that the operator is no longer carrying legal responsibilities for the collection of these services, hence will only act on behalf of the third-party content providers going forward. As a result, the costs related to these premium voice and SMS content services are now netted off against revenue. If we were to retroactively apply the new financial collecting model as if it had been introduced as of January 1, 2010, our first half and full year 2010 revenue would have been reduced by approximately €4.0 million and €8.0 million, respectively. This reporting change has no impact on our Adjusted EBITDA.

1.1                               Multiple-play

OVERVIEW & MULTIPLE-PLAY

Our continued focus on triple-play growth, characterized by cross-selling bundled offers to our existing single-play customer base and pulling new customers to any of our attractive bundled propositions, yielded promising results in H1 2011. During the first six months, we added 32,300 net new triple-play subscribers, bringing the total number of customers subscribing to all three fixed services to 751,500 at June 30, 2011 (+9% year-on-year), representing 34% of our overall customer base compared to 30% a year earlier. In Q2 2011 specifically, we recorded a strong uptake of 16,800 triple-play subscribers driven by our repositioned multiple-play bundles as customers can now add digital TV and fixed telephony to their stand-alone broadband product for an additional €10 per month.

In H1 2011, we also began to market Fibernet, our next-generation of broadband products using EuroDocsis 3.0, on a larger scale across our entire footprint. As part of our overall Fibernet strategy, we started focusing on migrating existing broadband customers to Fibernet, in essence delivering them an unrivalled user experience and unmatched download speeds. While the uptiering of existing broadband subscribers to Fibernet results in a further ARPU increase and hence flows directly to our top line, it does not add to the total number of services that we report.

The robust inflow of high-quality triple-play subscribers, together with the Fibernet migrations, have managed to fully offset fairly mild sales volumes across all product lines driven by a lower-than-expected inflow of low-end customers. This effect, which started to show at the end of Q1 2011, continued throughout most of Q2, which is traditionally a weak quarter for growth. As of mid-June 2011, since we announced the acquisition of the exclusive broadcasting rights for the most important fixtures of the Belgian football championship, we have recorded improved sales inflow for all fixed products. As these customers were not yet installed at June 30, 2011, they did not count as active subscribers and hence will only show in Q3 2011.

At June 30, 2011, we provided our 2,233,900 unique subscribers a total of 4,344,900 services, a 2% increase compared to the prior year period and excluding our mobile RGUs. Consequently, the number of services per customer relationship (excluding mobile telephony) reached 1.94 at June 30, 2011 as compared to 1.85 at June 30, 2010. The 5% year-on-year increase was the direct result of our successful bundling strategy.

Since 39% of our customer base is still taking only one product from us, we continue to see sound growth opportunities from upselling our remaining single-play subscribers to our attractive multiple-play propositions. At the same time, we will focus on converting our remaining analog TV subscribers to our digital TV platform. Both directional movements are expected to increase the ARPU per customer relationship and hence be supportive to our top line growth.

ARPU PER CUSTOMER RELATIONSHIP

We consider the ARPU per customer relationship to be one of our key operational metrics since we seek to obtain a larger share of our customers’ spending on media, entertainment and telecommunications services. Over the first six months of 2011, the ARPU per customer relationship grew 8% year-on-year to €41.0 despite lower revenue on premium rate telephony services compared to the prior year period as a result of our adjusted financial collecting model for certain premium voice and SMS content services as discussed on page 5. Our recorded year-on-year growth in the ARPU per customer relationship would have been approximately 1% higher when adjusting our H1 2010 ARPU per customer relationship for the loss of revenue on premium rate services.

Compared to the prior year period, the ARPU per customer relationship grew by €3.1 to reach €41.5 in Q2 2011 and hence showed an improved run-rate compared to Q1 2011. In line with previous quarters, ARPU per customer relationship growth continued to be propelled by the successful execution of our proven multiple-play strategy and a larger proportion of higher ARPU generating digital TV subscribers. This more than outweighed the pressure we continue to experience on the individual product ARPUs as a result of a growing proportion of bundle and other price discounts as well as competitive pressures. The ARPU per customer relationship, as mentioned above, excludes the recurring revenue generated by our increasing base of postpaid mobile subscribers.

1.2                               Broadband internet

As of June 30, 2011, we served 1,263,700 broadband internet subscribers, up 8% compared to the prior year period. Consequently, 44.6% of the total number of homes passed by our bi-directional HFC network subscribed to one of our broadband offerings at the end of June 2011 compared to 41.8% at June 30, 2010. Our demonstrated speed leadership and attractive product offering relative to competing technologies together with our continued focus on customer care have enabled us to maintain churn at relatively low levels within our industry. Annualized churn in H1 2011 amounted to 7.2%, stable compared to the full year 2010.

Although the number of net additions in H1 2011 decelerated to 39,200 (of which 14,500 in Q2 2011) as a result of lower gross sales at the low-end of the market, we were pleased with the tier mix of acquired subscribers and the promising results of our Fibernet migration strategy. In Q2 2011, Fibernet accounted for a significant proportion of our total gross broadband internet sales, underscoring the genuine customer appetite for high-speed broadband access.

Mid-January this year, we rejuvenated our broadband lineup by introducing two new Fibernet tiers. At the end of June 2011, we further simplified and streamlined our product offering. Customers can now select between three specific broadband products (either stand-alone or as part of a bundle), ranging from the basic entry product providing a download speed of 20 Mbps to one of our Fibernet offerings with download speeds hovering between 50 Mbps up to 100 Mbps. Because of Fibernet, we believe we are well armed for the future and we expect the continued migration of existing high-end broadband customers to Fibernet, and the overall Fibernet push, to start making a positive contribution to our broadband ARPU later in the year.

1.3                               Telephony

FIXED TELEPHONY

The total number of fixed telephony subscribers showed a 9% year-on-year increase, reaching 847,300 subscribers at the end of June 2011. This equals a penetration rate of 29.9% relative to the number of homes passed by our network at June 30, 2011 as compared to 27.8% at the end of the prior year period. Although our annualized churn increased from an average of 6.8% for the full year 2010 to 7.3% in H1 2011, our annualized churn in Q2 2011 showed a sequential decline by 0.6 percentage points to 7.0%.

We recorded 32,900 net new subscriber additions in H1 2011 with especially a vibrant performance in Q2 2011 (16,800 net new fixed telephony customers) as a result of triple-play growth. We believe this is a solid achievement in light of the mature character of the fixed telephony market and the ongoing fixed-to-mobile substitution efforts from mobile-only operators. The vast majority of our gross sales continued to be realized through bundles given the inclusion of attractively priced flat-fee rate plans, which allow customers to make unlimited off-peak calls to landlines both in Belgium and the main European countries.

MOBILE TELEPHONY

As of June 30, 2011, we recorded 221,300 active mobile postpaid subscribers (+31% year-on-year). We attracted 23,800 net new mobile subscribers in H1 2011, of which 10,700 in Q2 2011. The overall lackluster consumer environment had an adverse impact on the customer traffic in our mobile stores, leading to generally lower gross sales and lower handset volumes.

At the end of May 2011, we started selling the iPhone 4. We have tailored three specific straightforward iPhone-related tariff plans, combining a bundle of voice minutes and text messages with mobile data and unlimited mobile data access through our public hotspots, which are freely accessible for all our broadband subscribers and certain mobile customers and which we rebranded into “Wi-Free”, or through our extensive WiFi community. The iPhone fits well with our overall strategy and will allow us to make further inroads into the high-value segments. We are pleased with the take-up of the iPhone 4 amongst our customer base.

On June 27, Telenet, through its subsidiary Telenet Tecteo Bidco NV, submitted a formal bid for the fourth 3G-license, which was put up for auction by the BIPT (Belgian Institute for Postal and Telecommunication Services) on March 15, 2011 and which will also provide access to valuable spectrum in the 900 MHz and 1800 MHz bands. The carefully weighted acquisition of technology-neutral mobile spectrum will significantly improve our challenger position in the mobile market and will allow for the roll-out of high-speed mobile data networks such as LTE. As the leading provider of high-speed broadband services over our HFC network in Flanders and approximately one-third of Brussels, we are ideally positioned to benefit from the anticipated growth in mobile data. Please refer to Section 3.2 - Subsequent events for detailed information on the mobile spectrum acquisition.

1.4                               Television

1.4.1                     Digital & Premium Television

At the end of June 2011, 59% of our cable TV subscriber base had upgraded to digital TV, which offers a much richer viewing experience and access to a wide variety of additional thematic channel packs and digital pay TV services as well as an extensive VOD library. Through their Telenet Digital TV subscription, customers can now also subscribe to our unique sports channel Sporting Telenet, which will exclusively broadcast the most important fixtures of the Belgian football championship for the next three seasons alongside the most popular international football leagues and other major sporting events. Please refer to Section 3.2 - Subsequent events for detailed information on the acquisition of these football rights.

As of June 30, 2011, the number of digital TV subscribers reached 1,319,000, up 18% compared to the prior year period. The vast majority of our digital TV subscribers opt for our interactive Telenet Digital TV platform (1,262,300, +20% year-on-year) with the remaining customers still subscribing to the linear digital INDI platform that we acquired through the Interkabel Acquisition in October 2008. Given the non-interactive status of the INDI platform, we continue to anticipate a gradual decline in the total number of INDI customers, whilst we aim to migrate these customers to our own digital TV platform.

We added 81,100 net new subscribers to our Telenet Digital TV platform in H1 2011, of which Q2 2011 accounted for 33,300, which is traditionally a weak quarter for growth. As of mid-June 2011, since we announced the acquisition of the exclusive broadcasting rights for the most important fixtures of the Belgian championship, we have recorded improved sales inflow for our TV offering. As these customers were not yet installed at June 30, 2011, they did not count as active subscribers and hence will only show in Q3 2011.

Going forward, we believe that the migration from analog TV to the much richer digital TV platform will remain one of our key value drivers given the much higher ARPU generated by a digital TV customer. In the near future, we expect the importance of digital TV, premium services and multi screen features to gain further traction. The traditional TV experience is increasingly being marginalized as consumers assert their right to watch what they want, when they want. To keep pace with this growing trend, we will further exploit the many technological possibilities of our digital platform in combination with our leading broadband network. The launch of Yelo in December last year, enabling customers to watch their favorite programs and shows wherever they are on their iPad, iPhone or laptop, fits perfectly well within this strategy.

1.4.2                     Basic Cable Television

Subscribers to both our analog and digital television services totaled 2,233,900 at the end of June 2011. This represents a net organic loss of 40,100 basic cable television subscribers during the first six months of the year. This organic loss excludes migrations to our digital television platform and represents customers churning to competitors’ platforms, such as other digital television providers and satellite operators, or customers terminating their television service or having moved out of our service footprint.

Our net organic loss trend in H1 2011 remained pretty stable compared to the prior year period and was almost equally balanced between Q1 2011 and Q2 2011. Our annualized cable TV churn reflects the intensely competitive environment in the TV market with consumers now having the choice between a wide range of TV providers ranging from cable, IPTV and satellite to DTT and OTT in the near future, whilst at the same time basic TV prices remain one of the lowest within a wider European context. Given the historically high level of cable penetration in our footprint, the limited expansion of the number of homes passed and the availability of competing digital television platforms, we anticipate that the number of basic cable TV subscribers will continue to decline moderately. We believe, however, that the anticipated erosion in the number of TV-only subscribers will be more than offset by further growth in multiple-play subscribers, generating a much higher ARPU relative to the basic cable TV ARPU.

2                                         Financial highlights

2.1                               Revenue

For the first six months of 2011, we generated revenue of €669.9 million, a 5% increase compared to the prior year period when we achieved revenue of €638.6 million. Our year-on-year revenue growth rate was negatively impacted by the January 1, 2011 change in the presentation of revenue and expenses related to certain premium voice and SMS content services, as described in §1 above. This reporting change had a negative impact on our residential telephony revenue of approximately €4.0 million for the first half of 2011.

Substantially all of revenue growth during the first half of 2011 was organic and directly driven by the underlying growth in fixed and mobile telephony services, the ongoing migration from analog to digital TV and the recently started uptiering of our existing high-end broadband customer base to Fibernet, all through which we were able to obtain a higher ARPU per customer relationship. Our business services division also delivered a healthy double-digit top line growth in the first semester on the back of strong growth for our data and hosting solutions, the strong uptake of our Business and Corporate Fibernet solutions as well as the acquisition of C-CURE as of May 31, 2010.

In Q2 2011, we generated revenue of €338.3 million, up 5% compared to the prior year period. Relative to Q1 2011, we were pleased to see that our overall top line run-rate showed an encouraging slight improvement in Q2 2011.

BASIC CABLE TELEVISION

Basic cable television revenue, which comprises the basic cable television subscription fee paid by both our analog and digital (Telenet Digital TV and INDI) cable TV subscribers, remains an important contributor to our revenue and represents a steady source of cash flow. In the first half of 2011, our basic cable television revenue amounted to €159.1 million, marking a 2% decrease compared to the prior year period. Q2 2011 showed a similar pace of decline with basic cable television revenue amounting to €79.2 million. The mild revenue contraction in both periods can be attributed to a lower average number of active cable TV subscribers relative to the prior year period.

As of October 9, 2011, the monthly subscription charge for our basic cable television service will be increased by 4.2% on average. We anticipate this price increase to have a gradual positive, impact on our basic cable television revenue as from Q4 2011 onwards.

PREMIUM CABLE TELEVISION

Our premium cable television revenue includes the revenue generated by our digital cable television subscribers on top of the basic cable television revenue as described above. In addition to video-on-demand revenue, our premium cable television revenue is driven by the strong uptake in rentals of the high-end HD and PVR-enabled set-top boxes, which provide a boost to our recurring monthly set-top box rental fees. The other contributors to our premium cable television revenue include subscription fees to our thematic and premium channel packages, the latter marketed under the brand name PRIME, and interactive services on our platform which all drive an ARPU uplift from basic cable TV.

For the first six months of 2011, our premium cable television revenue increased €16.9 million (+24%) compared to the prior year period to €88.7 million. In Q2 2011, we achieved premium cable television revenue of €45.8 million. Given the fact that we have won the exclusive broadcasting rights for the most important fixtures of the Belgian football championship for the next three seasons, we anticipate further healthy growth in our subscription-based premium cable television revenue as from July 29, 2011 when the 2011-2012 season kicks off.

DISTRIBUTORS/OTHER

Distributors/Other revenue includes revenue related to (i) the sale of set-top boxes, (ii) revenue from cable television activation and installation fees, (iii) other services such as online advertising on our portal and community websites and (iv) the contribution from third-party sales in our multi-brand mobile distribution channel BelCompany.

Distributors/Other revenue in H1 2011 decreased 12% to €24.9 million. The decline was attributable to a lower level of gross additions and the intensely competitive environment, resulting into lower subscriber activation and installation revenue. In the first half of the year, BelCompany generated 7% less revenue because of lower handset sales attributable to lower customer traffic in its stores as part of the current economic environment and lower commissions from external dealers. The slope of the revenue decline narrowed slightly in Q2 2011, however, with Distributors/Other revenue off 6% year-on-year to €12.5 million.

RESIDENTIAL BROADBAND INTERNET

Our residential broadband internet revenue reached €218.4 million for the first six months of 2011, up 2% compared to the prior year period. Relative to the prior year period, we recorded lower activation revenue because of a more subdued level of gross additions, whereas we also had temporary promotions on nonrecurring installation and activation fees in the first quarter to drive the uptake of our Fibernet products. In addition, we also realized lower revenue on the sale of additional data volume blocks as data volume allowances have either been significantly upgraded or replaced by unlimited downloads based on a fair use policy for the high tiers. Finally, in line with previous quarters, we continued to sell the vast majority of our broadband subscriptions through bundled offers and the proportionate allocation of that bundle discount over all involved products continued to weigh on the individual broadband ARPU.

In Q2 2011, we saw a slight sequential improvement in the top line run-rate of our residential broadband revenue, which was up 3% year-on-year as compared to 2% in Q1 2011. Since mid-February this year, we have begun to market our next-generation Fibernet products on a larger scale, providing our customers with unmatched download speeds and catering for an unrivalled user experience. In Q2 2011, Fibernet already represented a significant proportion of our gross broadband internet sales, which clearly underpins customer demand for such reliable high-speed connections.

RESIDENTIAL TELEPHONY

Our residential telephony revenue, which includes the contribution from both our fixed and mobile business, jumped €10.4 million or 8% in the first half of 2011 to €133.6 million despite approximately €4.0 million lower revenue from the reporting change for certain premium voice and SMS content services as previously discussed. If we were to retroactively apply the change as if it had been introduced as of January 1, 2010, the revenue growth rate for our residential telephony revenue service would have been 12%. Our fixed telephony revenue in H1 2011 remained broadly stable as compared to the prior year period as an increased number of RGUs offset the decline in usage-related revenue as the bulk of our subscribers have meanwhile opted for our flat-fee rate plans.

In line with recent quarters, our mobile business continued to make a growing contribution to our overall top line in H1 2011, driven by healthy growth in the number of postpaid subscribers and a further increase in our mobile ARPU following our increased focus on smartphones and the higher value segments.

BUSINESS SERVICES

Telenet Solutions, our business services division, performed extremely well in the first half of 2011. Its revenue grew 15% from €39.4 million in H1 2010 to €45.2 million driven by the sound uptake of our Business and Corporate Fibernet solutions, continued growth of our IP VPN solutions, higher installation revenue as compared to the prior year period and the contribution from C-CURE which we acquired on May 31, 2010. Excluding C-CURE’s contribution and the nonrecurring installation revenue, our B2B revenue was still up a healthy 5% year-on-year. In Q2 2011, our business services division recorded revenue of €23.2 million, up 13% compared to the prior year period, or 4% when excluding C-CURE.

Our B2B portfolio mainly comprises services, for which we project healthy market growth in 2011 and beyond. Telenet Solutions wishes to build on the investments of recent years by approaching the market with a portfolio of connectivity, security and hosting solutions. Connectivity solutions are increasingly based on the use of the coax cable. We feel we are particularly well positioned in this market through our Business Fibernet and Corporate Fibernet solutions, supported by the EuroDocsis 3.0 technology which we have deployed across our entire footprint. Apart from dedicated sales and care channels, we have introduced quality of service guarantees for our corporate customers to enable the implementation of critical business applications at guaranteed speeds.

As of January 2011, we have implemented the Integrated Sales Organization concept across our B2B division. Hence, we are now much better positioned to increasingly focus on industry verticals and to offer a wide variety of multi-product solutions where we combine our leading connectivity products with our value-added services such as hosting and security.

2.2                               Expenses

For the first half of 2011, we incurred total operating expenses of €489.5 million, a 5% increase compared to the prior year period when total operating expenses amounted to €467.8 million. Our expense growth in the first half year of 2011 equaled our top line growth rate. The increase in total operating expenses was driven by higher employee benefits, depreciation and amortization charges and expenses related to share based compensation.

In Q2 2011, we incurred a 4% increase in our total operating expenses as compared to the prior year period to €244.4 million and hence we managed to keep overall expense growth below our top line growth rate of 5%.

•                  Employee benefits grew 13% year-on-year to €75.1 million for the first six months of 2011 (Q2 2011: €38.1 million, +14% yoy). The increase in personnel expenses reflected our mandatory implementation of the wage indexation for all of our employees as of early 2011, a general increase in our staffing levels as a result of business growth and a further insourcing of call centers. The latter is expected to be offset by lower network operating and service costs in future periods, while we anticipate improved efficiencies in our care and sales operations through a higher proportion of insourced call centers.

•                  Depreciation and amortization totaled €164.1 million for the first half of 2011, of which Q2 2011 accounted for €83.0 million (+5% yoy for both respective periods). This increase reflected the impact of capital expenditures that was only partially offset by the impact of certain assets becoming fully depreciated. Part of the increase also related to the straight line amortization of the DTT license which we recognized in Q4 2010.

•                 Network operating and service costs continued to represent the largest component of our operating expenses. We managed to keep our network operating and service costs at €185.5 million in H1 2011 (Q2 2011: €93.2 million), virtually flat as compared to the prior year period. Higher content costs as a result of the further digitization of our cable TV subscriber base, higher IP transit costs to compensate for the increased data traffic generated by our Fibernet customers and higher maintenance costs as a result of a larger installed base and the effective implementation of our Full-MVNO platform were offset by a reduction in interconnect expenses following the decline in fixed-to-mobile termination charges and overall a lower level of subsidies spent on our mobile activities following lower gross sales as compared to the prior year period.

•                  Advertising, sales and marketing expenses showed an 18% decrease in H1 2011 to €26.4 million (Q2 2011: €13.4 million) as compared to the prior year period. This decrease reflected a lower level of commissions paid as a result of lower sales volumes across all product lines and increased efficiency in our sales channel mix with a greater emphasis on lower cost sales channels such as our call centers and our e-portal.

•                  Other costs, including operating charges related to acquisitions or divestitures and restructuring charges, amounted to €29.7 million for the first half of the year (Q2 2011: €14.5 million), marking an 18% increase year-on-year. This increase predominantly reflected higher costs which we incurred because of the ongoing regulatory review as well as other business-supporting corporate advisory and legal fees.

Our total operating expenses represented 73% of revenue in H1 2011, which was broadly stable as compared to H1 2010. The relative weight of the cost of services provided as a proportion of our revenue fell in H1 2011 to 56% from 57% in H1 2010, mainly because of stable direct costs. Selling, general & administrative expenses as a percentage of revenue increased slightly from 16% in H1 2010 to 17% in H1 2011, predominantly reflecting higher personnel expenses and expenses related to share based compensation.

2.3                               Adjusted EBITDA and operating profit

We generated €354.1 million of Adjusted EBITDA during the first half of 2011, up 7% compared to the prior year period when we realized Adjusted EBITDA of €329.6 million. Despite investments in growth, higher staffing-related expenses, as well as a bigger weight of our mobile activities we were able to improve our Adjusted EBITDA margin by 130 basis points to 52.9%. We attribute this robust performance to our continued focus on efficiency-related process and platform improvements within our organization, a relatively larger share of triple-play subscribers in our net additions subscriber mix, strict control on our overhead expenses and generally less spending on our mobile activities in the first half year.

As for Q2 2011, we achieved €179.9 million of Adjusted EBITDA, up 8% as compared to the prior year period. Relative to the prior year period, we succeeded in driving up the underlying margin by 140 basis points from 51.8% in Q2 2010 to 53.2% in Q2 2011.

Exhibit 1: Reconciliation between Adjusted EBITDA and profit attributable to equity holders (unaudited)

	For the three months ended			For the six months ended
	June 30,			June 30,
(€ in millions)	2011	2010	Change %	2011	2010	Change %

Adjusted EBITDA	179.9	166.5	8%	354.1	329.6	7%
Adjusted EBITDA margin	53.2%	51.8%		52.9%	51.6%

Share based compensation	(2.2)	(1.0)	120%	(8.7)	(2.8)	211%
Operating credits (charges) related to acquisitions or divestitures	(0.8)	(0.2)	300%	(0.8)	0.0	n/a
Restructuring charges	(0.0)	—	n/a	(0.1)	—	n/a

EBITDA	176.9	165.3	7%	344.5	326.8	5%

Depreciation, amortization and impairment	(83.0)	(78.8)	5%	(164.1)	(156.0)	5%

Operating profit	93.9	86.5	9%	180.4	170.8	6%

Net Finance expense	(64.2)	(64.2)	0%	(77.6)	(130.0)	-40%
Share of the loss of equity accounted investees	(0.0)	(0.0)	0%	(0.1)	(0.2)	-50%
Income tax expense	(14.0)	(13.7)	2%	(44.2)	(18.9)	134%

Total comprehensive income for the period, attributable to owners of the Company	15.7	8.5	85%	58.5	21.8	168%

The combination of a healthy 7% increase in our Adjusted EBITDA, slightly offset by higher depreciation and amortization charges and share based compensation expense, led to an operating profit of €180.4 million in H1 2011 (+6% year-on-year). The growth in our operating profit was even greater in Q2 2011 with a 9% year-on-year increase in operating profit to €93.9 million.

2.4                               Net result

FINANCE INCOME AND EXPENSES

Net finance expenses were €77.6 million for the first half of 2011 compared to €130.0 million for the prior year period. This sharp decline reflected primarily the change in the fair value of our interest rate hedges, which yielded a positive effect in H1 2011 versus a negative effect in H1 2010. The interest expenses on the Term Loans under our Senior Credit Facility increased as a result of the issuance of additional debt and an increase in the overall interest margin following our maturity extension processes. For Q2 2011, net finance expenses amounted to €64.2 million, flat versus prior year’s Q2 but included higher interest expenses on our financing facilities offset by lower losses on our derivative financial instruments.

Interest income and foreign exchange gain

Interest income and foreign exchange gain for H1 2011 totaled €4.6 million, up compared to the €0.5 million which we recorded in last year’s first half year. The increase was driven by the returns from our significantly higher cash balance that we invested. To minimize the concentration of counterparty risk, our cash equivalents, certificates of deposit and money market funds are placed with highly rated European and US financial institutions. For Q2 2011, interest income and foreign exchange gain was €2.5 million versus €0.2 million in the prior year period.

Interest expenses

Our interest expense for the first half of 2011 totaled €97.3 million, up from €70.4 million for the prior year period. The 38% increase is the net effect from (i) a 34% or €841.5 million increase in our indebtedness from June 30, 2010 to June 30, 2011 (see section 2.6 for more information), (ii) an increase in the overall interest margin on our Senior Credit Facility, following our maturity extension processes, and (iii) higher EURIBOR interest rates which set the basis for the majority of our interest expenses carried on our Senior Credit Facility. In Q2 2011, our interest expense was €50.1 million compared to €36.3 million in the prior year period. The reasons for this increase were similar as the reasons stated above.

Net gains and losses on derivative financial instruments

We have entered into various derivative instruments to significantly reduce our exposure to interest rate increases through the maturity date of our Senior Credit Facility. During 2010, we further optimized our portfolio of interest rate hedges to lower the average interest rates and extend our maturities as described above. As of June 30, 2011, we had a combination of cap, collar and swap instruments that provide for a maximum average interest rate of 3.9%, excluding the respective margins per Term Loan. Our derivatives are spread over different financial institutions and geographies to minimize counterparty risks.

In line with IFRS accounting standards, our interest rate derivatives are valued on a mark-to-market basis, i.e. at fair value, and changes in fair value are reflected in our statement of comprehensive income. These changes in fair value can be volatile and do not have any direct impact on our cash flows until such time as the derivatives are fully or partially settled. For the first half of 2011, the change in fair value of our interest rate derivatives yielded a gain of €20.4 million versus a loss of €60.1 million in prior year’s first half year. In the second quarter, we incurred a €16.6 million and a €28.1 million loss for 2011 and 2010, respectively.

The mark-to-market valuation of our interest rate derivates depends on the evolution of the forward EURIBOR rates over the lifetime of such an instrument. To the extent the projected interest rates rise (fall), we expect the mark-to-market valuation of these instruments to increase (decrease) and to have a positive (negative) impact on our net result.

Loss on extinguishment of debt

As a result of the early redemption of certain outstanding Term Loans under our Senior Credit Facility for an aggregate €286.5 million, €5.3 million of third-party costs and related deferred financing costs were expensed in H1 2011.

INCOME TAXES

For the first half of 2011, we recorded an income tax expense of €44.2 million compared to an income tax expense of €18.9 million for the first half of 2010, the latter reflecting the recognition of a deferred tax asset, as the underlying year-on-year evolution demonstrated the increasing profitability of the primary operating entity of the Telenet group. Income tax expense for the second quarter was broadly flat year-on-year, reporting €14.0 million and €13.7 million in 2011 and 2010, respectively.

NET INCOME

We recorded a net profit of €58.5 million for the first half of 2011, including a gain on our interest rate derivatives of €20.4 million and a €5.3 million loss on extinguishment of debt, without which we would have recorded a net profit of €43.4 million. In the prior year period, we reported a net profit of €21.8 million, including a €60.1 million loss on our interest rate derivatives, without which we would have recorded a net profit of €81.9 million. The underlying decrease in our net profit on a like-for-like basis primarily reflected the impact from higher interest expenses and income tax expenses. In Q2 2011, our net profit was €15.7 million versus €8.5 million in Q2 2010. Excluding the impact from the mark-to-market on our interest rate derivatives, our net profit would have been €32.3 million for Q2 2011 and €36.6 million for the prior year period.

2.5                               Cash flow and liquidity

NET CASH PROVIDED BY OPERATING ACTIVITIES

Net cash provided by operating activities increased by 18% to €287.6 million for the first half of 2011 compared to €244.7 million in the prior year period. The strong underlying cash generation from our operations and an improvement of our change in working capital resulted in this increase. In the second quarter of 2011, net cash provided by operating activities was €118.5 million, or 4% lower compared to last year’s second quarter. This decline was primarily related to interest on certain new debt instruments, paid semi-annually in May (and November) for €19.5 million in aggregate. Please refer to section 2.6 — Debt profile for detailed information on the interest payment schedule.

NET CASH USED IN INVESTING ACTIVITIES

We used €146.5 million of net cash in investing activities for the first half of 2011, up 27% versus the €115.6 million we used in the first half of 2010. The cash used in investing activities comprised the cash payments from our capital expenditures, which typically occurs two months after the actual investment. As a result, the increase of our net cash used in investing activities in H1 2011 reflected the large balance of accrued capital expenditures as recorded in Q4 2010. Hence, an important portion of this increase related to timing differences. In Q2 2011, we used €65.1 million of net cash in investing activities, versus €57.2 million the year before. Please refer to Section 2.7 — Capital expenditures for detailed information about the underlying accrued capital expenditures.

FREE CASH FLOW

In the first half of 2011, we continued to grow our Free Cash Flow by 6% to €139.7 million from €131.4 million in the prior year period, both representing 21% of revenue. Main drivers behind our Free Cash Flow evolution were a growing cash generation from our business operations, partially offset by higher cash capital expenditures due to timing differences and higher interest charges following our recent refinancing operations. In the second quarter of 2011, we generated €53.2 million of Free Cash Flow, down versus the €68.4 million we generated in the prior year period as a portion of our interest expenses (€19.5 million) were now being paid semi-annually in May.

NET CASH PROVIDED BY FINANCING ACTIVITIES

Net cash provided by financing activities amounted to €404.5 million for the first half of 2011, compared to €123.8 million during the prior year period. The cash movement in H1 2011 reflected a net positive effect of €413.5 million from the issuance of additional debt and the early redemption of certain Term Loans with shorter maturities, offset by €12.1 million related to various lease repayments, including the scheduled repayment of the Telenet Partner Network capital lease, and €11.6 million of debt issuance costs. The cash inflow in H1 2010 reflected the drawdown of Term Loans B2A and E2 for an aggregate of €135.0 million since the availability of these commitments was expiring by the end of Q2 2010. In the second quarter of 2011, net cash provided by financing activities amounted to €406.3 million, versus €132.6 million in the prior year period, largely representing the same variance drivers as per the first half year.

2.6                               Debt profile, cash balance and leverage ratio

DEBT PROFILE

As of June 30, 2011, we held total debt of €3,304.7 million, of which €1,629.8 million is owed under our Senior Credit Facility, €1,300.0 million is related to the four Notes issued in 2010 and 2011 and the remainder primarily represents the capital lease associated with the Interkabel Acquisition. During the first half of 2011, we have continued to improve our debt repayment profile through the issuance of €300.0 million principal amount of Senior Secured Fixed Rate Notes due 2021 and €400.0 million principal amount of Senior Secured Floating Rate Notes due 2021 by independent financing companies that we consolidate. We used substantially all of the proceeds from the Senior Secured Fixed Rate Notes to redeem Term Loans K and L1 and on July 29, 2011 we will use the proceeds from the Senior Secured Floating Rate Notes to redeem Term Loans G and J.

Following the successful issuances, we launched a voluntary exchange process for Term Loan G under the Senior Credit Facility. Existing lenders in Term Loan G were requested to exchange their existing participations and commitments for participations and commitments in new Term Loans either with unchanged maturity at July 31, 2017 (Term Loan Q) or with an extended maturity of two years to July 31, 2019 (Term Loan R), in each case re-priced in line with current market conditions. After the closing of this transaction early July 2011, the entire proceeds of the recent €400.0 million issuance of additional floating rate debt will be used on July 29, 2011 to fully redeem the remaining part of the existing Term Loans G and J. As a result, Telenet expects to incur approximately €6.3 million of third-party costs and related deferred financing costs in Q3 2011.

The voluntary exchange and re-pricing process, together with the redemption of shorter-term maturities, resulted in a further extension of the average maturity of our Senior Credit Facility to approximately 8.4 years. Hence, Telenet will not face any debt amortizations before mid-November 2016. These transactions were part of a larger financing framework under which we seek to extend the average maturity profile of our debt and improve the stability of our debt capitalization by providing additional cash flow flexibility at very attractive market conditions.

DEBT OVERVIEW AND PAYMENT SCHEDULES

As a result of the recent refinancing operations, a portion of our interest expenses are now being paid on a semi-annual basis rather than on a monthly basis, which was primarily the case in 2010. The table below provides for an overview of our debt instruments and payment schedule prior to the debt exchange and re-pricing process.

Exhibit 2: Debt maturity table as of June 30, 2011 (prior to debt exchange and re-pricing process)

	Total Facility as per	Drawn amount	Undrawn amount
	June 30, 2011			Maturity Date	Interest rate	Interest payments due
	(€ in millions)
Amended Senior Credit Facility:
Term Loan G	1,578.0	1,578.0	—	July 31, 2017	Floating - Euribor + 3.75%	Monthly
Term Loan J	51.8	51.8	—	August 1, 2015	Floating - Euribor + 2.75%	Monthly
Revolving Credit Facility	175.0	—	175.0	August 1, 2014	Floating - Euribor + 2.125%	Not applicable

Senior Secured Fixed Rate Notes
€500 million Senior Secured Notes due 2020	500.0	500.0	—	November 15, 2020	Fixed - 6.375%	Semi-annually (May and Nov.)
€100 million Senior Secured Notes due 2016	100.0	100.0	—	November 15, 2016	Fixed - 5.30%	Semi-annually (May and Nov.)
€300 million Senior Secured Notes due 2021	300.0	300.0	—	February 15, 2021	Fixed - 6.625%	Semi-annually (Feb. and Aug.)

Senior Secured Floating Rate Notes
€400 million Senior Secured Notes due 2021	400.0	400.0		June 15, 2021	Floating - 3M EUR+3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	3,104.8	2,929.8	175.0

CASH BALANCE AND AVAILABILITY OF FUNDS

On June 30, 2011, we still had access under the Senior Credit Facility to the additional committed Revolving Facility of €175.0 million, subject to compliance with the covenants mentioned below, with availability up to and including June 30, 2014. As part of the voluntary debt and exchange process referred to above, Telenet International Finance S.à r.l.

extended the availability of the Revolving Facility to December 31, 2016 on July 8, 2011. The committed undrawn amount was revised to €158.0 million with an applicable margin of 2.75% over the EURIBOR rate.

As of June 30, 2011, we held €1,185.2 million of cash and cash equivalents, compared to €639.6 million as of December 31, 2010. We manage and optimize our cash balance on a daily basis and according to balanced counterparty risks. On July 29, 2011, we intend to use approximately €909.4 million of cash for the shareholder disbursement of €4.50 per share (€509.3 million) and the redemption of Term Loans G and J (€400.1 million). Taking into account these payments, our pro-forma cash balance at the end of June 2011 would have been €275.8 million.

LEVERAGE RATIO

As of June 30, 2011, the outstanding balance of our Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to EBITDA ratio(1) of 2.5x, down compared to 2.8x as of December 31, 2010. Our current leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x. Taking into account the shareholder disbursement and debt redemption, both to be executed in July, our pro-forma leverage ratio would have been 3.3x.

2.7                               Capital expenditures

Accrued capital expenditures were €127.1 million for the first half of 2011, representing 19% of revenue, and were up versus €107.9 million as reported in the prior year period. This increase was primarily driven by higher success-based capital expenditures as a result of customers migrating to our EuroDocsis 3.0-enabled Fibernet product, thus generating a higher ARPU, and network upgrades including the Pulsar node splitting project.

The Pulsar project will at least triple the available bandwidth per household by 2015 through a multiplication of optical nodes, connecting our fiber links with the last-mile coax network. The average number of homes connected to such a node will gradually reduce from approximately 1,400 now to 500 by 2015, thereby significantly increasing the broadband down- and upstream speeds.

In H1 2011, set-top box expenditures represented €13.5 million, or 11% of total accrued capital expenditures, as compared to €18.4 million in H1 2010. Customer installations amounted to €37.8 million in H1 2011, or 30% of total accrued capital expenditures, primarily boosted by migrations to our Fibernet broadband products, for which we install our brand-new home gateway. This new home gateway combines a EuroDocsis 3.0-enabled internet modem, a VoIP modem, a router and wireless antenna, all in one small box. Another advantage of this home gateway is the remote monitoring of the quality of service, which should have a positive impact on the number of technical customer visits in the future.

Accrued capital expenditures for network growth and upgrades amounted to €36.7 million in H1 2011, or 29% of total accrued capital expenditures, and included investments for our node splitting project. The remainder of our accrued capital expenditures includes refurbishments and replacements of network equipment, sports content acquisition costs and recurring investments in our IT-platform and systems. This implies that 70% of our H1 2011 accrued capital expenditures were scalable and subscriber growth related.

In Q2 2011, we accrued €70.4 million of capital expenditures, compared to €54.6 million a year earlier. The key drivers for this increase were more customers migrating to Fibernet and the anticipated investment phasing of our Pulsar node splitting project.

(1)  Calculated as per Senior Credit Facility definition, using net total debt, excluding subordinated shareholder loans, capitalized elements of indebtedness under the clientele and annuity fees and any other finance leases, divided by last two quarters’ annualized EBITDA.

3              Outlook and other information

3.1          Outlook for the year 2011

Having completed the first half of the year, we are well on track to deliver on our full year outlook as presented early May, as adjusted for the change in the presentation of revenue and expenses related to certain premium rate voice and SMS content services.

The second quarter of 2011 has been eventful for Telenet and was characterized by a couple of important strategic developments that will allow us to grow our business even further, both in the mid- and long-term future. Please refer to Section 3.2 — Subsequent events for detailed information. On June 10, 2011, we managed to secure the exclusive broadcasting rights for the top fixtures of the Belgian football championship for the next three seasons. Telenet Digital TV subscribers can now subscribe to the best football available on our pay TV platform Sporting Telenet, including both the national football league and several renowned international football leagues. On June 27, 2011, we successfully bid for the fourth 3G-license together with the Walloon cable operator Tecteo, which will significantly strengthen our challenger positioning in the mobile market. This license will also provide access to valuable and scarce 2G-spectrum as of late November 2015.

As a result, we will recognize additional accrued capital expenditures of approximately €158.5 million in Q3 2011, reflecting both the recognition of the exclusive football broadcasting rights for the next three seasons (approximately €87.0 million) and the recognition of the 3G-license (approximately €71.5 million). Pending the exercising of our call option on the 2G-spectrum before August 14, 2011, our total accrued capital expenditures in Q3 2011 may be increased by another €31.5 million. Excluding all aforementioned nonrecurring items, we still anticipate our total accrued expenditures to account for “around 21% of revenue” for the full year 2011.

Our Free Cash Flow for the full year 2011 will be impacted by higher cash payments in relationship to the exclusive football broadcasting rights (around €21.7 million), slightly offset by an increase in our overall Adjusted EBITDA. The upfront annual cash payments with regard to the mobile spectrum will be reflected in our cash flow used in financing activities and will hence not affect our Free Cash Flow, as currently defined. As a result, we now anticipate Free Cash Flow of “at least €240.0 million” (from “at least €250.0 million” previously) on the back of the higher-than-anticipated Free Cash Flow generation of our underlying business.

Exhibit 3: Outlook FY 2011

	Outlook FY 2011 As adjusted May 3, 2011	Outlook FY 2011 As adjusted July 28, 2011
Revenue growth	Around 5.5%	Between 5.5% - 6.0%

Adjusted EBITDA margin	Above FY 2010	Above FY 2010

Capital expenditures(1) (2)	Around 21% of revenue	Around 21% of revenue

Free Cash Flow(3)	In excess of €250.0 million	In excess of €240.0 million

(1)          Represents accrued capital expenditures. Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated balance sheet on an accrued basis.

(2)          Including non-cash additions from capital leases and other financing arrangements and rental set-top boxes. Excluding accrued capital expenditures related to the acquisition of the exclusive broadcasting rights for the top fixtures of the Belgian football championship (approximately €87.0 million) and the acquisition of the fourth 3G-license (€71.5 million). Pending the exercising of the call option on the 2G-spectrum before August 14, 2011, Telenet’s total accrued capital expenditures may be increased by another €31.5 million.

(3)          Free Cash Flow is currently defined as net cash provided by the operating activities of Telenet’s continuing operations less capital expenditures of its continuing operations, each as reported in the Company’s consolidated statement of cash flows. Please refer to page 2 for additional information. The upfront annual cash payments related to the mobile spectrum will be reflected in Telenet’s cash flow used in financing activities and hence these payments will not affect Telenet’s Free Cash Flow as currently defined.

At the end of July, the Belgian football championship kicks off and ever since the announcement of the rights acquisition we have seen improved commercial trends throughout all of our operations. Hence, we are pleased to upgrade our revenue growth outlook to “between 5.5% and 6.0%” (from “around 5.5%” previously). Note that the uptake of our premium sports package will only have an impact of 5 out of 12 months this year. Finally, we are confident in our ability to maintain our Adjusted EBITDA margin above last year’s level, even after considering additional football-related operating and marketing costs and potential costs in relationship to the set-up of a wholesale reference offer following the CRC’s decision to regulate certain services over cable networks in Belgium. We remain confident that our strong underlying business growth and improved cash flow flexibility following the refinancing operations of the past nine months will translate into healthy future shareholder returns.

3.2          Subsequent events

•                  Telenet secures exclusive broadcasting rights for the Belgian football championship

On June 10, 2011, Telenet announced that it had managed to secure the most important exclusive pay television rights to broadcast the Belgian football championship during the next three seasons. This contract allows Telenet to live broadcast the top three fixtures per match day on its pay television platform PRIME SPORT, renamed Sporting Telenet. The Belgian football championship completes Telenet’s rich portfolio of international sports content, including amongst others the broadcasting rights for the main European football leagues, the NBA league and a dedicated Golf channel. Reflecting the recognition of the contract for its entire duration in Q3 2011, Telenet expects approximately €87.0 million of additional accrued capital expenditures in FY 2011, which will be amortized on a pro rata basis as the football seasons progress. For FY 2011, Telenet anticipates a cash payment of approximately €21.7 million with regard to the acquired football rights. As from the next season 2012-2013 onwards, Telenet also intends to acquire the non-exclusive broadcasting rights for the third lot, being the remaining fixtures of the Belgian football championship.

•                  Telenet submits formal bid for valuable 3G- and 2G-spectrum, strengthening its challenger position in mobile

On June 27, 2011, Telenet submitted a formal bid for the fourth 3G-license through its subsidiary Telenet Tecteo Bidco NV (consortium with the Walloon cable operator Tecteo operating under the brand name VOO). This license will provide access to valuable 2 x 14.8 MHz spectrum in the 2.1 GHz band. The license fee equals the minimum reserved price of €71.5 million since Telenet Tecteo Bidco NV was the sole admissible candidate for the spectrum. As Telenet Tecteo Bidco has opted for deferred installments spread over the lifetime of the license, the total consideration paid, including interest, will amount to €83.0 million. As per the current agreement, Telenet will pay 75% of the total license fee and Tecteo the remaining 25%. By August 14, 2011, Telenet Tecteo Bidco NV has to decide whether or not it will exercise its call option on the 2G-spectrum (2 x 4.8 MHz in the 900 MHz band and 2 x 10 MHz in the 1800 MHz band) when it will become available as of November 27, 2015. The license fee will amount to €31.5 million or €34.4 million, including interest, when opting for deferred payments. As a result of the acquisition of the fourth 3G-license, which will have accounting effect in Q3 2011, Telenet anticipates approximately €71.5 million of additional accrued expenditures in FY 2011 and a cash outflow (used in financing activities) of approximately €10.8 million in FY 2011. Pending the exercising of our call option on the 2G-spectrum before August 14, 2011, our total accrued capital expenditures in Q3 2011 may be increased by another €31.5 million.

•                  Successful allocation of debt exchange and repricing process of existing Term Loans

On June 15, 2011, Telenet International Finance S.à r.l. (“Telenet International Finance”), a subsidiary of Telenet Group Holding NV, announced the start of a voluntary exchange process for Term Loan G under its Senior Credit Facility. Existing lenders in Term Loan G were requested to exchange their current participations and commitments for participations and commitments in new Term loans either with unchanged maturity at July 31, 2017 (Term Loan Q) or an extended maturity of two years at July 31, 2019 (Term Loan R), each repriced in line with current market conditions.

On July 4, Telenet International Finance announced the allocation of its voluntary exchange offer and has now commenced the formal novation process. In total, €798.6 million of debt was extended by two years to July 2019 (Term Loan R) with an applicable floating interest rate of 3.625% over the EURIBOR rate, while €431.0 million of debt was novated into Term Loan Q with unchanged maturity at July 2017 (EURIBOR +3.25%). As part of the voluntary debt and exchange process referred to above, Telenet International Finance extended the availability of the Revolving Facility to December 31, 2016. The committed undrawn amount was revised to €158.0 million with an applicable floating interest rate 2.75% over the EURIBOR rate. On July 29, 2011, Telenet International Finance will fully redeem Term Loans G and J for an aggregate amount of €400.1 million, entirely using the proceeds from the June 2011 €400.0 million debt issuance. Pending successful closure of the transaction, Telenet will extend the average maturity of its Senior Credit Facility to approximately 8.4 years. As a result, Telenet expects to incur approximately €6.3 million of third-party costs and related deferred financing costs in Q3 2011.

Exhibit 4: Pro forma debt maturity table as of July 29, 2011 (Post debt exchange and re-pricing process (unaudited))

Post debt exchange and re-	Total Facility as per	Drawn amount	Undrawn amount			Interest payments
pricing process	July 29, 2011			Maturity Date	Interest rate	due
	(€ in millions)
Amended Senior Credit Facility:
Term Loan Q	431.0	431.0	—	July 31, 2017	Floating - Euribor + 3.25%	Monthly
Term Loan R	798.6	798.6	—	July 31, 2019	Floating - Euribor + 3.625%	Monthly
Revolving Credit Facility	158.0	—	158.0	December 31, 2016	Floating - Euribor + 2.75%	Not applicable

Senior Secured Fixed Rate Notes
€500 million Senior Secured Notes due 2020	500.0	500.0	—	November 15, 2020	Fixed - 6.375%	Semi-annually (May and Nov.)
€100 million Senior Secured Notes due 2016	100.0	100.0	—	November 15, 2016	Fixed - 5.30%	Semi-annually (May and Nov.)
€300 million Senior Secured Notes due 2021	300.0	300.0	—	February 15, 2021	Fixed - 6.625%	Semi-annually (Feb. and Aug.)

Senior Secured Floating Rate Notes
€400 million Senior Secured Notes due 2021	400.0	400.0		June 15, 2021	Floating - 3M EUR+3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	2,687.6	2,529.6	158.0

•                  Payment of approved shareholder disbursement of €4.50 per share

On July 29, 2011, Telenet Group Holding NV will effectively settle the payment of the approved shareholder disbursement of €4.50 per share. To this end, the Company expects an aggregate cash out of approximately €509.3 million in Q3 2011, which will be fully paid out of the Company’s cash and cash equivalents and which was already recognized in equity in Q2 2011.

•                  CRC issues final decisions to regulate certain services over cable networks in Belgium

On July 18, 2011, the CRC (the Conference of Regulators of the electronic communications sector uniting the Vlaamse Regulator voor de Media, the Conseil Supérieur de l’Audiovisuel, the Medienrat and the BIPT) published its decisions to regulate the television broadcasting and broadband markets in Belgium. These decisions will enter into force as of August 1, 2011 and should in principle be implemented by the end of October 2012. Cable operators, including Telenet, would have to offer all market players; (a) access to a resale offer regarding their analog TV service; (b) access to their digital TV platform (except for Belgacom) and; (c) access to a broadband resale offer (excluding Belgacom and only in combination with access to the digital TV platform).  Telenet has always been convinced that the current market situation does not constitute any consumer harm and that therefore ex-ante regulation is not required. Therefore, Telenet will lodge an appeal in front of the Brussels’ Court of Appeal on August 5, 2011, introducing a suspension and annulment request.

3.3          Procedures of the independent auditor

The statutory auditors, KPMG Bedrijfsrevisoren — Reviseurs d’Entreprises CVBA, represented by Jos Briers and Götwin Jackers, have confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the six month period ended June 30, 2011.

4              Telenet Group Holding NV — Consolidated operating statistics

As of and for the three months ended	June 2011	June 2010	Change %

Total Services

Homes passed - Combined Network	2,831,300	2,806,300	1%

Television
Analog Cable TV
Total Analog Cable TV	914,900	1,185,500	-23%
Digital Cable TV
Digital Cable TV (Telenet Digital TV)	1,262,300	1,056,300	20%
Digital Cable TV (INDI)	56,700	61,200	-7%
Total Digital Cable TV	1,319,000	1,117,500	18%

Total Cable TV	2,233,900	2,303,000	-3%

Internet
Residential Broadband Internet	1,223,300	1,139,300	7%
Business Broadband Internet	40,400	34,800	16%
Total Broadband Internet	1,263,700	1,174,100	8%

Telephony
Residential Telephony	834,600	767,300	9%
Business Telephony	12,700	12,500	2%
Total Telephony	847,300	779,800	9%

Mobile telephony (active customers)	221,300	169,500	31%

Total Services (excl. Mobile)	4,344,900	4,256,900	2%

Churn

Basic cable television	8.7%	8.5%
Broadband internet	7.0%	6.5%
Telephony	7.0%	6.1%

Customer relationship information - Combined Network

Triple-play customers	751,500	688,600	9%
Total customer relationships	2,233,900	2,303,000	-3%
Services per customer relationship	1.94	1.85	5%
ARPU per customer relationship (in € / month)	41.5	38.4	8%

5                                         Telenet Group Holding NV — Selected EU GAAP condensed consolidated interim financial statements

5.1                               EU GAAP condensed consolidated interim statement of comprehensive income (unaudited)

	For the three months ended			For the six months ended
	June 30,			June 30,
(€ in millions, except shares and per share amounts)	2011	2010	Change %	2011	2010	Change %

Revenue

Basic cable television	79.2	81.1	-2%	159.1	162.7	-2%
Premium cable television	45.8	36.8	24%	88.7	71.8	24%
Distributors / other	12.5	13.3	-6%	24.9	28.4	-12%
Residential broadband internet	109.8	107.1	3%	218.4	213.1	2%
Residential telephony	67.8	62.7	8%	133.6	123.2	8%
Business services	23.2	20.6	13%	45.2	39.4	15%

Total Revenue	338.3	321.7	5%	669.9	638.6	5%

Expenses

Cost of services provided	(188.2)	(182.8)	3%	(374.9)	(363.1)	3%

Gross Profit	150.1	138.9	8%	295.0	275.5	7%

Selling, general & administrative expenses	(56.2)	(52.3)	7%	(114.6)	(104.6)	10%

Operating profit	93.9	86.5	9%	180.4	170.8	6%

Finance income	2.5	0.2	1150%	25.0	0.5	4900%
Net interest income and foreign exchange gain	2.5	0.2	1150%	4.6	0.5	820%
Net gain on derivative financial instruments	—	—	n/a	20.4	—	n/a
Finance expenses	(66.7)	(64.4)	4%	(102.6)	(130.5)	-21%
Net interest expense	(50.1)	(36.3)	38%	(97.3)	(70.4)	38%
Net loss on derivative financial instruments	(16.6)	(28.1)	-41%	—	(60.1)	n/a
Loss on extinguishment of debt	—	—	n/a	(5.3)	—	n/a
Net Finance expense	(64.2)	(64.2)	0%	(77.6)	(130.0)	-40%
Share of the loss of equity accounted investees	(0.0)	(0.0)	0%	(0.1)	(0.2)	-50%

Profit before income tax	29.7	22.2	34%	102.7	40.6	153%

Income tax expense	(14.0)	(13.7)	2%	(44.2)	(18.9)	134%

Profit for the period	15.7	8.5	85%	58.5	21.8	168%

Other comprehensive income for the period, net of income tax	—	—	n/a	—	—	n/a

Total comprehensive income for the period, attributable to owners of the Company	15.7	8.5	85%	58.5	21.8	168%

Weighted average shares outstanding	113,029,880	112,056,688		112,741,225	111,996,166
Basic earnings per share	0.14	0.08		0.52	0.19
Diluted earnings per share	0.14	0.08		0.51	0.19

Expenses by Nature

Employee benefits	38.1	33.3	14%	75.1	66.2	13%
Share based compensation	2.2	1.0	120%	8.7	2.8	211%
Depreciation	64.0	61.4	4%	126.2	122.4	3%
Amortization	17.3	15.3	13%	33.9	29.6	15%
Amortization of broadcasting rights	1.7	2.0	-15%	4.0	4.0	0%
Losses (gains) on disposal of property and equipment and other intangible assets	—	0.0	n/a	(0.0)	0.0	n/a
Network operating and service costs	93.2	92.8	0%	185.5	185.5	0%
Advertising, sales and marketing	13.4	16.8	-20%	26.4	32.1	-18%
Other costs	13.7	12.3	11%	28.8	25.2	14%
Operating charges (credits) related to acquisitions or divestitures	0.8	0.2	300%	0.8	(0.0)	n/a
Restructuring charges	0.0	—	n/a	0.1	—	n/a

Total Expenses	244.4	235.1	4%	489.5	467.8	5%

5.2                               EU GAAP condensed consolidated interim statement of cash flows (unaudited)

	For the three months ended			For the six months ended
	June 30,			June 30,
(€ in millions)	2011	2010	Change %	2011	2010	Change %

Cash flows provided by operating activities
Profit for the period	15.7	8.5	85%	58.5	21.8	168%
Depreciation, amortization and impairment	83.0	78.8	5%	164.1	156.0	5%
Working capital changes and other non cash items	(16.4)	(13.0)	26%	11.6	(10.7)	n/a
Income tax expense	13.8	13.7	1%	44.1	19.2	130%
Net interest expense and foreign exchange loss	47.6	36.1	32%	92.7	69.9	33%
Net loss (gain) on derivative financial instruments	16.6	28.1	-41%	(20.4)	60.1	n/a
Loss on extinguishment of debt	—	—	n/a	5.3	—	n/a
Cash interest expenses and cash derivatives	(41.8)	(28.8)	45%	(68.3)	(71.5)	-4%

Net cash provided by operating activities	118.5	123.4	-4%	287.6	244.7	18%

Cash flows provided by investing activities
Purchases of property and equipment	(50.5)	(44.5)	13%	(118.9)	(89.8)	32%
Purchases of intangibles	(14.8)	(10.5)	41%	(29.0)	(23.6)	23%
Acquisitions of subsidiaries and affiliates, net of cash acquired	—	(2.3)	n/a	—	(2.3)	n/a
Proceeds from sale of property and equipment and other intangibles	0.2	0.1	100%	1.4	0.1	1300%

Net cash used in investing activities	(65.1)	(57.2)	14%	(146.5)	(115.6)	27%

Cash flows provided by financing activities
Proceeds from issuance of debt, net of redemptions	400.0	135.0	196%	413.5	135.0	206%
Other financing activities (incl. finance leases)	6.3	(2.4)	n/a	(9.0)	(11.2)	-20%

Net cash provided by financing activities	406.3	132.6	206%	404.5	123.8	227%

Net increase in cash and cash equivalents
Cash at beginning of period	725.5	199.9	263%	639.6	145.7	339%
Cash at end of period	1,185.2	398.7	197%	1,185.2	398.7	197%

Net cash generated	459.7	198.8	131%	545.6	253.0	116%

Free Cash Flow
Net cash provided by operating activities	118.5	123.4	-4%	287.6	244.7	18%
Purchases of property and equipment	(50.5)	(44.5)	13%	(118.9)	(89.8)	32%
Purchases of intangibles	(14.8)	(10.5)	41%	(29.0)	(23.6)	23%
Free Cash Flow	53.2	68.4	-22%	139.7	131.4	6%

5.3                               EU GAAP condensed consolidated interim statement of financial position (unaudited)

	June 30,	Dec 31,
(€ in millions)	2011	2010	Change

ASSETS
Non-current Assets:
Property and equipment	1,283.1	1,310.2	(27.1)
Goodwill	1,241.8	1,241.8	0.0
Other intangible assets	303.3	313.6	(10.3)
Deferred tax assets	—	19.9	(19.9)
Derivative financial instruments	5.4	4.7	0.7
Investments in equity accounted investees	0.2	0.2	(0.0)
Other assets	7.0	4.9	2.1
Total non-current assets	2,840.8	2,895.3	(54.5)

Current Assets:
Inventories	13.8	12.6	1.2
Trade receivables	83.7	79.8	3.9
Derivative financial instruments	0.0	0.3	(0.3)
Other current assets	62.6	65.0	(2.4)
Cash and cash equivalents	1,185.2	639.6	545.6
Total current assets	1,345.3	797.4	547.9

TOTAL ASSETS	4,186.1	3,692.7	493.4

EQUITY AND LIABILITIES
Equity:
Share capital	293.3	797.4	(504.1)
Share premium and other reserves	998.1	980.0	18.1
Retained loss	(1,501.4)	(1,559.8)	58.4
Total equity	(210.0)	217.5	(427.5)

Non-current Liabilities:
Loans and borrowings	3,247.1	2,837.4	409.7
Derivative financial instruments	24.1	35.9	(11.8)
Deferred revenue	5.4	6.4	(1.0)
Deferred tax liabilities	26.0	5.5	20.5
Other liabilities	37.0	38.1	(1.1)
Total non-current liabilities	3,339.6	2,923.4	416.2

Current Liabilities:
Loans and borrowings	57.6	40.3	17.3
Trade payables	94.0	109.3	(15.3)
Accrued expenses and other current liabilities	789.1	283.1	506.0
Deferred revenue	92.7	94.0	(1.3)
Derivative financial instruments	19.0	24.7	(5.7)
Current tax liability	4.1	0.3	3.8
Total current liabilities	1,056.5	551.8	504.7

Total liabilities	4,396.1	3,475.2	920.9

TOTAL EQUITY AND LIABILITIES	4,186.1	3,692.7	493.4